UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported)  December 30, 2004 (December 29, 2004)

Horizon Offshore, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-16857 (Commission File Number)	76-0487309 (IRS Employer Identification No.)
2500 CityWest Boulevard, Suite 2200, Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

(713) 361-2600

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

On December 29, 2004, Horizon Offshore, Inc. (the "Company") concluded that it will record an estimated pre-tax non-cash impairment charge of $18.3 million that will be recognized in the fourth quarter of 2004 under generally accepted accounting principles. The impaired assets are (i) a Gulf of Mexico marine facility; (ii) the Company's inventory of platform structures; (iii) the receivable from Iroquois Gas Transmission LP ("Iroquois"); (iv) the Cajun Horizon and (v) the goodwill associated with a Mexican subsidiary. The Company concluded that an impairment charge was required for (a) the marine facility because of the Company's anticipated consolidation of its Gulf of Mexico marine facilities; (b) the inventory of platform structures because of the Company's determination that the market value of this inventory is less than its book value; (c) the Iroquois receivable because the anticipated settlement of the Company's litigation with Iroquois is expected to be less than the amount that the Company has recorded on its balance sheet; (d) the Cajun Horizon, which has been inactive since 1999, because of the decision to permanently remove it from service; and (e) the Mexican subsidiary because the Company anticipates discontinuing the subsidiary's operations.

The Company does not believe that these impairment charges will result in any future cash expenditures.

Item 8.01	Other Events.

On December 29, 2004, the Company issued a press release announcing the signing of a major pipeline installation contract, an update regarding the proposed recapitalization and refinancing of indebtedness and the recording of charges and additional impairments. A copy of that press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits:

	99.1	Press release of Horizon Offshore, Inc. dated December 29, 2004

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON OFFSHORE, INC.
By:	/s/ William B. Gibbens
William B. Gibbens Executive Vice President

Dated:    December 30, 2004